Exhibit 99.2

February 9, 2011

To: Shareholders, Employees and Friends

Hudson Highland Group 2010 Fourth Quarter Financial Results

Hudson delivered net income of $1.2 million, or $0.04 per basic and diluted share, driven by strong revenue and gross margin growth, in the fourth quarter of 2010.  The company achieved $219.1 million in revenue and $3.6 million in EBITDA during that period.  These results were driven by 40 percent revenue growth in permanent recruitment and 17 percent revenue growth in temporary contracting, compared with the prior year quarter.  Sequentially, revenue grew 9 percent and cash flow from operations in the quarter was $5.7 million.

Market/Economic Observations

The recruitment industry has experienced a substantial recovery in 2010, led by permanent recruitment. Despite persistently high unemployment rates in virtually all of the world’s developed economies, permanent recruitment has boomed. Certainly this phenomenon is evident in Hudson’s fourth quarter results and 2010 performance as a whole. Corporate chieftains have become more confident, balance sheets have strengthened, and equity markets are increasingly bullish. In its World Economic Outlook, published in late January, the IMF raised its projection of global growth in 2011.  All of these factors would indicate a promising year in 2011 for the cyclical recruitment industry.

Nevertheless, many clouds remain on the horizon. The world’s economies continue to face unprecedented challenges in 2011 and beyond, with fiscal deficits, trade imbalances, and lingering unemployment. In the U.S., which represents less than 15 percent of Hudson’s gross margin, debates over public spending, state budget deficits and a soaring trade deficit all present hurdles that could slow or derail the economic recovery. And as the U.S. goes, so goes the world.  Moreover, fiscal deficits are plaguing governments in many parts of the developed world, particularly in the U.K. and continental Europe. The probability of a widespread tightening of fiscal policy poses a significant risk to global economic growth over the medium term.

Focusing briefly on some important regional points, the U.K. remained Hudson’s strongest market in the fourth quarter, despite its looming economic uncertainties, posting a 30 percent constant currency increase in gross margin compared with the prior year period. The U.K. coalition government adopted an “austerity” budget effective during the fourth quarter, and its impact is just being felt. Perhaps for that reason, and partially exacerbated by an unprecedented snowfall during December, GDP in the fourth quarter declined 0.5 percent. It is unusual for the recruitment industry, and Hudson in particular, to post such strong results in a contracting economy.

GDP growth in continental Europe was subdued in the fourth quarter. Our recruitment business bucked the trend with 13 percent constant currency gross margin growth compared with the prior year period. Our continental European business is centered in Belgium, the Netherlands, and France, all of which have experienced a slower recovery. Nevertheless, the fourth quarter exhibited strengthening trends when compared with the first three quarters of 2010. While the investment community is focused on the fiscal crisis in the peripheral European Union countries, it has had little impact on Hudson. We are not present in Greece, Italy or Portugal, and do not have a sizeable business in Ireland. Our business in Spain, while small, has consistently produced positive adjusted EBITDA and did so again in the fourth quarter.

Consolidated Highlights

Our company’s key trends improved in the fourth quarter. Sequentially, Hudson rebounded strongly from the seasonally weak third quarter; most impressively in Europe, with 12 percent sequential gross margin growth in constant currency, outperforming many of our major competitors.  Hudson’s permanent recruitment business continued to excel with nearly 40 percent gross margin growth; it was the largest driver of the fourth quarter results. Permanent recruitment is our largest business, accounting for over 50 percent of our gross margin, so strength in this service offering is very important.

Temporary contracting delivered double-digit revenue growth in the fourth quarter, up 16 percent compared with the prior year period in constant currency. This service offering represents approximately 35 percent of the company’s consolidated gross margin dollars. Temporary contracting gross margin percentage was 17.3 percent, down from 19.5 percent a year ago, and nearly flat to 17.4 percent in the third quarter of 2010.

Our talent management business, which includes assessment, development and outplacement services, represented over 10 percent of Hudson’s gross margin in the fourth quarter, and increased 5 percent in constant currency over the prior year. During the downturn in 2009, when the other components of our business were experiencing declines, our outplacement business excelled, as this business typically runs countercyclical to the economy as a whole. The assessment and development services component of talent management tends to contribute to growth later in the economic recovery, so we expect to see greater demand as this cycle matures.

On a consolidated basis in constant currency, revenue and gross margin increased 19 percent compared with the prior year period. Our service diversification, with nearly 50 percent of our gross margin composed of contracting and talent management softens the effect of an uncharacteristically permanent recruitment-driven recovery. However, as the recovery continues, and temporary contracting and talent management accelerate, we expect our diversified service offering to become increasingly advantageous.

Regional Highlights

Europe

In the fourth quarter of 2010, Hudson Europe’s gross margin increased 20 percent in constant currency with strong contributions from the U.K. and the countries of continental Europe. This represents the U.K. business’ fourth consecutive quarter of year-over-year growth. On a sequential constant currency basis, Hudson Europe’s gross margin increased 12 percent compared with the third quarter, driven largely by a strong seasonal increase in continental Europe of over 26 percent.

Our U.K. business generated 30 percent gross margin growth on a constant currency basis, with over 25 percent increases in both temporary contracting and permanent recruitment. Our public sector business accounted for approximately 9 percent of the U.K. business’ gross margin in the fourth quarter, down slightly from 10 percent in the third quarter of 2010.  Declines in the public sector from prior year were effectively offset by growth in the private sector, particularly in financial services and other professional services.

Revenue, gross margin and adjusted EBITDA growth was evident in virtually all countries in continental Europe in the fourth quarter, indicating continuing economic recovery in a region that has generally lagged the global recovery. Our businesses in Belgium and France both produced strong local currency revenue increases compared with the prior year due to accelerated growth in retained permanent recruitment. Our Netherlands contracting business, Balance, has an improving pipeline and reported 16 percent sequential revenue growth in the fourth quarter, despite being down slightly from the prior year period.

Hudson Europe produced adjusted EBITDA of $2.5 million, compared with $1.7 million in the prior year period. Europe’s adjusted EBITDA included approximately $1.5 million of adjustments, principally for severance and payroll taxes.

Hudson Europe	Q4 2010	Q4 2009
(In thousands)
Gross margin	$37,468	$33,006
SG&A	34,952	31,333
Adj. EBITDA	2,516	1,673
Reorganization cost	865	3,135
Non-operating expense, including
corporate administrative charges	1,337	91
EBITDA	314	(1,553)

Australia and New Zealand

Hudson ANZ generated a constant currency gross margin increase of 23 percent in the fourth quarter. This represents the region’s highest level of gross margin dollars and quarterly year-over-year growth in 2010. Results were driven primarily by a 53 percent constant currency increase in permanent recruitment, which represented nearly 60 percent of the region’s gross margin dollars. Temporary contracting, which has been slower to recover, produced steady growth in the fourth quarter while talent management declined from the prior year period. The outplacement component of our talent management business is countercyclical and benefitted ANZ’s results during the downturn. The assessment and development services component tends to contribute to growth later in the economic cycle. In the fourth quarter, ANZ benefitted from changes in exchange rates.

ANZ exhibited strength in nearly all geographies and practices, with particularly strong growth in Accounting and Finance, Office Support, and the Technical and Engineering practices. It is encouraging to see widespread growth across sectors in the region, beyond those related to the mining sector.  Queensland, which recently suffered severe flooding, represented about 10 percent of gross margin in ANZ. Sequentially, gross margin decreased 4 percent in constant currency, displaying a minimal seasonal decline. Adjusted EBITDA was $2.2 million compared with $0.5 million in the prior year period.

Hudson ANZ	Q4 2010	Q4 2009
(In thousands)
Gross margin	$25,231	$18,970
SG&A	22,989	18,436
Adj. EBITDA	2,242	534
Reorganization cost	102	849
Non-operating expense, including
corporate administrative charges	886	177
EBITDA	1,254	(492)

Asia

Our Asia business continued to benefit from the improved economic conditions in the region, generating its highest top line results of 2010 in the fourth quarter. Gross margin in our Asia business grew 26 percent in constant currency compared with the fourth quarter of 2009, largely from greater consultant productivity and demand in the Industrial, Accounting and IT practices. All of our markets produced solid fourth quarter results. Adjusted EBITDA in the fourth quarter was $1.8 million, or about 18 percent of revenue, an improvement from $1.1 million, or 15 percent of revenue in the prior year period.

Hudson Asia	Q4 2010	Q4 2009
(In thousands)
Gross margin	$9,450	$7,179
SG&A	7,683	6,034
Adj. EBITDA	1,767	1,145
Reorganization cost	-	-
Non-operating expense, including
corporate administrative charges	243	(22)
EBITDA	1,524	1,167

Americas

Hudson Americas gross margin increased 5 percent compared with the prior year period, representing its highest level of gross margin dollars in 2010 and its second consecutive quarter of positive year-over-year growth.  Improvements were driven by our Legal practice, reporting higher average contractors on billing against both the third quarter and the prior year period, as well as continued growth in the IT practice. Sequentially, gross margin increased 16 percent from the third quarter, consistent with the typical seasonal pattern. Temporary contracting gross margin percentage declined 250 basis points compared with the prior year to 21.5 percent due to faster growth in Legal, a lower margin practice.

Adjusted EBITDA was $1.1 million, an increase of $1.4 million on a gross margin increase of $0.5 million, both compared with the prior year period.

Hudson Americas	Q4 2010	Q4 2009
(In thousands)
Gross margin	$10,775	$10,220
SG&A	9,666	10,524
Adj. EBITDA	1,109	(304)
Reorganization cost	21	1,794
Non-operating expense, including
corporate administrative charges	(1,298)	(936)
EBITDA	2,386	(1,162)

Corporate

Corporate expenses in the fourth quarter were $1.9 million after corporate allocations to the regions, or $4.9 million before allocations, and were virtually flat on a sequential basis. Approximately $1 million was attributable to costs related to the SEC matter and various year-end compensation adjustments due to accelerating gross margin growth. We do not expect this level of expense to continue in 2011.

Liquidity and Capital Resources

The company ended the fourth quarter of 2010 with $73.4 million in liquidity, including $29.5 million in cash and $43.9 million in availability under its credit facilities. The company generated $5.7 million in cash flow from operations during the quarter and reduced its outstanding borrowings by $12.5 million from $13.9 million at the end of the third quarter to $1.3 million at the end of the fourth quarter. Availability under the U.S., U.K., and Australian facilities at the end of the fourth quarter totaled $36.7 million, while availability under other local country facilities totaled $7.1 million.

Guidance

The company currently expects first quarter 2011 revenue of $200 - $210 million and EBITDA of $1 - $4 million at prevailing exchange rates.  This compares with revenue of $180.1 million and an EBITDA loss of $1.4 million in the first quarter of 2010.  The company will provide additional comments on our 2011 outlook on the earnings call.

Safe Harbor Statement

This press release contains statements that the company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions’ that could cause actual results to differ materially from those described in the forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to, global economic fluctuations; risks related to fluctuations in the company’s operating results from quarter to quarter; the ability of clients to terminate their relationship with the company at any time; competition in the company’s markets; risks associated with the company’s investment strategy; risks related to international operations, including foreign currency fluctuations; the company’s dependence on key management personnel; the company’s ability to attract and retain highly skilled professionals; risks in collecting the company’s accounts receivable; the company’s history of negative cash flows and operating losses may continue; restrictions on the company’s operating flexibility due to the terms of its credit facility; implementation of the company’s cost reduction initiatives effectively; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; risks related to our dependence on uninterrupted service to clients; the company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage; volatility of the company’s stock price; the impact of government regulations; and restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.
SEGMENT ANALYSIS - QUARTER TO DATE
(in thousands)
(unaudited)

For The Three Months Ended December 31, 2010	Hudson Europe	Hudson ANZ	Hudson Americas	Hudson Asia	Corporate	Total
Revenue, from external customers	$90,616	$74,338	$44,268	$9,839	$-	$219,061
Gross margin, from external customers	$37,468	$25,231	$10,775	$9,450	$-	$82,924
Business reorganization and integration expenses (recovery)	$865	$102	$21	$-	$-	$988
Non-operating expense (income), including corporate administration charges	1,337	886	(1,298)	243	(2,980)	(1,812)
EBITDA (Loss) (1)	$314	$1,254	$2,386	$1,524	$(1,922)	$3,556
Depreciation and amortization expenses						1,730
Interest expense (income), net						306
Provision for (benefit from) income taxes						116
Loss (income) from discontinued operations, net of taxes						213
Net income (loss)						$1,191

For The Three Months Ended December 31, 2009	Hudson Europe	Hudson ANZ	Hudson Americas	Hudson Asia	Corporate	Total
Revenue, from external customers	$74,502	$61,494	$39,011	$7,497	$-	$182,504
Gross margin, from external customers	$33,006	$18,970	$10,220	$7,179	$-	$69,375
Business reorganization and integration expenses (recovery)	$3,135	$849	$1,794	$-	$122	$5,900
Non-operating expense (income), including corporate administration charges	91	177	(936)	(22)	21	(669)
EBITDA (Loss) (1)	$(1,553)	$(492)	$(1,162)	$1,167	$(3,008)	$(5,048)
Depreciation and amortization expenses						3,174
Interest expense (income), net						225
Provision for (benefit from) income taxes						(3,450)
Loss (income) from discontinued operations, net of taxes						5,429
Net income (loss)						$(10,426)

For the Three Months Ended September 30, 2010	Hudson Europe	Hudson ANZ	Hudson Americas	Hudson Asia	Corporate	Total
Revenue, from external customers	$80,503	$72,974	$37,839	$9,078	$-	$200,394
Gross margin, from external customers	$32,647	$24,259	$9,311	$8,774	$-	$74,991
Business reorganization and integration expenses (recovery)	$-	$-	$41	$-	$-	$41
Non-operating expense (income), including corporate administration charges	3,088	1,433	(407)	478	(5,213)	(621)
EBITDA (Loss) (1)	$(2,128)	$1,376	$532	$1,169	$244	$1,193
Depreciation and amortization expenses						1,981
Interest expense (income), net						497
Provision for (benefit from) income taxes						599
Loss (income) from discontinued operations, net of taxes						14
Net income (loss)						$(1,898)

For the Three Months Ended March 31, 2010	Hudson Europe	Hudson ANZ	Hudson Americas	Hudson Asia	Corporate	Total
Revenue, from external customers	$76,654	$56,822	$39,507	$7,135	$-	$180,118
Gross margin, from external customers	$32,530	$17,776	$9,279	$6,836	$-	$66,421
Business reorganization and integration expenses (recovery)	$87	$(116)	$142	$-	$-	$113
Non-operating expense (income), including corporate administration charges	1,178	582	(509)	188	(2,097)	(658)
EBITDA (Loss) (1)	$436	$249	$(241)	$597	$(2,408)	$(1,367)
Depreciation and amortization expenses						2,287
Interest expense (income), net						232
Provision for (benefit from) income taxes						252
Loss (income) from discontinued operations, net of taxes						69
Net income (loss)						$(4,207)

(1)
Non-GAAP earnings before interest, income taxes, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.
Reconciliation For Constant Currency
(in thousands)
(unaudited)

The company operates on a global basis, with the majority of our gross margin generated outside of the United States. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations. Constant currency information compares financial results between periods as if exchange rates had remained constant period-over-period. The company currently defines the term “constant currency” to mean that financial data for a previously reported period are translated into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the current period.

In prior periods the company reported constant currency by translating financial data for the current reported period into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. The company’s current definition of constant currency produces similar results to the previous method with inconsequential differences and was implemented to improve operating efficiencies. The impact to the variance analysis of presenting constant currency results under the current definition was a change of less than 2% for any single reportable segment’s revenues, gross margin and SG&A.

Changes in revenue, direct costs, gross margin, selling, general and administrative expenses and operating (loss) income include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	For The Three Months Ended December 31,
	2010	2009
			Currency	Constant
	As reported	As reported	Translation	Currency
Revenue:
Hudson Europe	$90,616	$74,502	$(3,717)	$70,785
Hudson ANZ	74,338	61,494	5,121	66,615
Hudson Americas	44,268	39,011	12	39,023
Hudson Asia	9,839	7,497	315	7,812
Total	219,061	182,504	1,731	184,235

Direct costs:
Hudson Europe	53,148	41,496	(1,862)	39,634
Hudson ANZ	49,107	42,524	3,516	46,040
Hudson Americas	33,493	28,791	-	28,791
Hudson Asia	389	318	15	333
Total	136,137	113,129	1,669	114,798

Gross margin:
Hudson Europe	37,468	33,006	(1,855)	31,151
Hudson ANZ	25,231	18,970	1,605	20,575
Hudson Americas	10,775	10,220	12	10,232
Hudson Asia	9,450	7,179	300	7,479
Total	$82,924	$69,375	$62	$69,437

Selling, general and administrative (a):
Hudson Europe	$35,632	$32,165	$(1,726)	$30,439
Hudson ANZ	23,622	19,250	1,587	20,837
Hudson Americas	9,905	11,833	11	11,844
Hudson Asia	7,824	6,210	239	6,449
Corporate	4,937	2,908	-	2,908
Total	$81,920	$72,366	$111	$72,477

(a) Selling, general and administrative expenses include depreciation and amortization expenses.